Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by Star Peak Corp II (“STPC”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of STPC following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Matthew Crisp
Name: Matthew Crisp

Dated: May 14, 2021